Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE QUARTER ENDED AND NINE MONTHS ENDED MARCH 31, 2014

SAN DIEGO, California, April 23, 2014 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended March 31, 2014. Revenue for the quarter was $397.8 million, a 4 percent increase (a 3 percent increase on a constant currency basis) over the quarter ended March 31, 2013. Net income was $90.0 million, an increase of 6 percent compared to the quarter ended March 31, 2013. Diluted earnings per share for the quarter were $0.63, an increase of 9 percent compared to the quarter ended March 31, 2013.

Selling, general and administrative expenses were $115.1 million for the quarter, an increase of 5 percent (a 7 percent increase on a constant currency basis) over the quarter ended March 31, 2013. SG&A costs were 28.9 percent of revenue in the quarter, compared to 28.6 percent in the quarter ended March 31, 2013.

Research and development expenses were $29.5 million for the quarter, or 7.4 percent of revenue. R&D expenses decreased by 5 percent (a 7 percent increase on a constant currency basis) compared to the quarter ended March 31, 2013. R&D expenses were favorably impacted by the depreciation of the Australian dollar against the U.S. dollar.

ResMed amortized acquired intangibles of $2.5 million ($1.9 million, net of tax) during the quarter. Stock-based compensation costs incurred during the quarter of $11.2 million ($8.1 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and the company’s employee stock purchase plan.

For the nine months ended March 31, 2014, revenue was $1,139.8 million, an increase of 4 percent over the nine months ended March 31, 2013 (a 3 percent increase on a constant currency basis). For the nine months, net income was $257.5 million, an increase of 10 percent compared to the nine months ended March 31, 2013. Diluted earnings per share for the nine months were $1.78 per diluted share, an increase of 11 percent compared to the nine months ended March 31, 2013.

In the third quarter of fiscal year 2014, revenue outside the Americas was $181.6 million, an increase of 8 percent over the prior year’s quarter. In constant currency terms, revenue outside the Americas increased by 6 percent. Revenue in the Americas, at $216.1 million, remained flat compared to the prior year’s quarter of $215.2 million. Operating profit for the third quarter grew to $104.7 million, cash flow from operations was $101.1 million, while gross margin was 63.3 percent, all demonstrating robust operating performance. During the quarter, the company also repurchased 1.6 million shares at a cost of $72.5 million, as part of its ongoing capital management program.

“We are pleased with our third quarter results in the face of challenging market conditions, particularly in the U.S.,” said ResMed chief executive officer Michael “Mick” Farrell. “Our Americas business showed encouraging trends and we continue to benefit from our globally diversified business, with constant currency revenue growth of 6 percent in combined Europe and Asia-Pacific businesses for the quarter. In particular, our European results were strong across the board, with most countries showing solid growth.”

Highlighting ResMed’s new products, Farrell continued, “At the beginning of the third quarter, we launched our new nasal pillows interface, the AirFit™ P10, in the U.S., and it’s been very well received. In addition to its brisk adoption, we received global validation of our innovation and design excellence when the AirFit P10 won the prestigious 2014 Red Dot Product Design award, the world’s largest design competition. Sales of the AirFit P10 have just begun in Europe and Asia-Pacific. Earlier this week, ResMed announced the U.S. launch of two additional new masks to kick-start the fourth quarter of its fiscal year: the AirFit F10, the lightest full-face mask on the market; and the AirFit N10, a new patient-preferred nasal mask. Both masks will be launched soon in other major countries.

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“On the flow generator side, we are now in the full product launch phase of our new respiratory care platform in Europe. The Astral™ is our new generation of life support ventilators. Its competitive advantages are its small size and long battery life, making it an ultra-portable system. It showcases ResMed’s growing strength in software design, with patient-friendly set-up and operation. These features allow adult and pediatric patients, who would otherwise be hospitalized, to be safely treated outside the hospital for various chronic diseases. The Astral platform also won a prestigious Red Dot Product Design award, and received positive reaction from patients, providers, and physicians during its controlled product launch in Europe during the third quarter. We are now ready for full commercial launch of this respiratory care platform in Europe and Asia-Pacific, and our U.S. launch is pending FDA clearance, which we anticipate later this year,” Farrell said.

Farrell concluded, “We were also particularly pleased with our bottom-line results this quarter. Our operating profit, net income, and earnings per share all grew year-over-year at a faster pace than our revenue, with earnings per share up 9 percent. We expect to continue to take advantage of ongoing growth opportunities in sleep-disordered breathing, chronic obstructive pulmonary disease, and cardiorespiratory diseases. Our offerings improve patient outcomes and quality of life, while reducing costs for global healthcare systems.”

The ResMed board of directors has today declared a quarterly dividend of $0.25 per share, which will have a record date of May 20, 2014, and be payable on June 17, 2014. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. Because the two exchanges have different settlement and transfer procedures, the ex-dividend periods before the record date will be different for common stock and for CDIs. The ex-dividend date will be May 14, 2014 for CDI holders and May 16, 2014 for common stock holders. As a result of these differences, ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from May 14, 2014 through May 20, 2014, inclusive.

About ResMed

ResMed changes lives by developing, manufacturing and distributing medical equipment for treating, diagnosing, and managing sleep-disordered breathing, COPD, and other chronic diseases. We develop innovative products and solutions to improve the health and quality of life of those who suffer from these conditions, and we work to raise awareness of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s website at www.resmed.com or by dialing 847-585-4405 (domestic) or +1 847-585-4405 (international) and entering conference passcode no. 36956405. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player), required to listen to the internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering conference I.D. No. 36956405.

For Investors: Further information can be obtained by contacting David Pendarvis at ResMed Inc., San Diego, at (858) 836-5000; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the company’s multilingual website at www.resmed.com.

For News Media: Contact Gretchen Griswold, director of Global Corporate Communications at (858) 836-6789.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements — including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products — are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine months Ended March 31,
	2014	2013	2014	2013
Net revenue	$397,758	$383,581	$1,139,762	$1,099,850
Cost of sales	145,970	144,132	411,234	419,041

Gross profit	251,788	239,449	728,528	680,809

Operating expenses:
Selling, general and administrative	115,101	109,628	328,172	315,745
Research and development	29,530	31,189	86,430	88,735
Amortization of acquired intangible assets	2,459	2,533	7,325	7,671

Total operating expenses	147,090	143,350	421,927	412,151

Income from operations	104,698	96,099	306,601	268,658

Other income (expenses), net:
Interest income (expense), net	6,015	8,078	19,182	25,047
Other, net	2,199	3,815	(1,340)	3,587

Total other income (expenses), net	8,214	11,893	17,842	28,634

Income before income taxes	112,912	107,992	324,443	297,292
Income taxes	22,943	23,079	66,908	63,172

Net income	$89,969	$84,913	$257,535	$234,120

Basic earnings per share	$0.64	$0.59	$1.82	$1.64
Diluted earnings per share	$0.63	$0.58	$1.78	$1.60

Basic shares outstanding	140,959	143,293	141,774	143,049
Diluted shares outstanding	143,375	146,643	144,758	146,479

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	March 31,	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$938,563	$876,048
Accounts receivable, net	337,572	318,349
Inventories	164,888	145,847
Prepayments, deferred income taxes and other current assets	122,879	108,605

Total current assets	1,563,902	1,448,849

Property, plant and equipment, net	429,049	411,433
Goodwill	290,785	274,829
Other intangibles	46,153	49,639
Deferred income taxes and other non-current assets	34,677	25,971

Total non-current assets	800,664	761,872

Total assets	$2,364,566	$2,210,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,483	$60,688
Accrued expenses	142,082	137,674
Deferred revenue	42,182	44,953
Income taxes payable	6,353	30,090
Deferred income taxes	774	627
Current portion of long-term debt	18	300,017

Total current liabilities	246,892	574,049

Non-current liabilities:
Deferred income taxes	10,081	9,895
Deferred revenue	15,585	11,928
Income taxes payable	5,318	3,564
Non-current portion of long-term debt	395,785	769

Total non-current liabilities	426,769	26,156

Total liabilities	673,661	600,205

Stockholders’ Equity:
Common stock	561	568
Additional paid-in capital	1,084,502	1,025,064
Retained earnings	1,727,789	1,576,641
Treasury stock	(1,251,482)	(1,083,845)
Accumulated other comprehensive income	129,535	92,088

Total stockholders’ equity	$1,690,905	$1,610,516

Total liabilities and stockholders’ equity	$2,364,566	$2,210,721

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